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                                                       June 19, 2002





United States Securities and Exchange Commission
Washington, D.C. 20549

RE: Form 12b-25, Notification of Late Filing, Part II - Rule 12b-25(c)



     In our initial year of preparing the 11K filing for The Drovers and Mechanics Bank Salary Deferral Plan ("Plan") we have encountered some unanticipated delay in compiling the relevant financial information and Plan participant data. This delay is in part attributable to the extensive Plan changes implemented by the Plan sponsor during the recent plan year which included switching to daily valuations, installation of a participant website and increasing the number of investment options. These changes involved significant modifications to the record keeping process and related computer systems.

     As such, we respectfully request additional time to gather the necessary information required to permit us to complete our audit and report on the financial statements of the Plan.


                                   SMITH ELLIOT KEARNS & COMPANY, LLC